Exhibit 14(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of GAMCO Westwood Funds on Form N-14 of our report dated May 27, 2008, relating to the financial statements and financial highlights which appears in the March 31, 2008 Annual Report to Shareholders of the Bjurman, Barry Micro-Cap Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
December 19, 2008